Exhibit 99.1

November 8, 2007

Cardtrend Appoints China-domiciled Director

Underpins Commitment to the China Market

HONG KONG- November 8, 2007 -- Cardtrend International Inc. (“Cardtrend”) (Other OTC:CDTR.PK), today announced that it has appointed Chen Yu Hua to its Board of Directors. As announced earlier this week Mr. Chen will also serve as Cardtrend’s Chief Officer for the Greater China Region. His appointment to the board further emphasizes Cardtrend's development of the China market.

Prior to establishing Global Uplink Communications Ltd. (“Global Uplink”) in 2001, Mr. Chen was employed by the Chinese Post and Telecommunications Authority where he was instrumental in organizing the first direct mail center for China Post. In 1996, he became General Manager of Marketing for the China Southern Postal Services Co. Ltd., being responsible for Guangdong Province (population over 110 million), where he set up China Post’s first call-center; a collaboration with AT&T. During this period he also established China Post’s first electronic commerce portal (www.183.gd.cn) to provide electronic postal services.

As founder and Chief Executive Officer of Global Uplink, Mr. Chen created a leader in direct marketing services and Customer Relations Marketing (“CRM”) in Southern China. Global Uplink counts major financial institutions, as well as multinational corporations operating in Mainland China, Hong Kong and Macau within its client base.

Ms. Rosaline Tam, who resigned from the board to create a vacancy for the appointment of Mr. Chen, will assume the role of Advisor to the Board, with a special focus on the Chinese market. She will also serve as a director of Cardtrend's wholly-owned Chinese subsidiary. Ms. Tam has over 25 years experience in the financial services sector in the Asia Pacific region, including senior management positions with MasterCard International, Citibank and American Express.

ABOUT CARDTREND INTERNATIONAL INC.

Cardtrend International Inc. (“Cardtrend”) is a US public company with executive offices in Hong Kong. Its business activities are focused on the payments and loyalty-rewards industries in China and throughout Asia. Through its subsidiaries, Cardtrend operates in multiple locations across Asia. In line with its long-term growth strategy, Cardtrend is organized into three synergistic business units: Cards Business, Prepaid Business and Processing Business. For more information please visit Cardtrend’s corporate website (www.cardtrend.com).

Contact:
Cardtrend International Inc.
(866) 877-2729
ir@cardtrend.com